Exhibit 4.26

Investor /Strategic Partner

SECOND AMENDED AND RESTATED
FINANCIAL AND INVESTOR RELATIONS AGREEMENT

This Agreement is dated effective as of January 28, 2011.

BETWEEN:

HELIX BIOPHARMA CORP. having an office at
3-305 Industrial Parkway South, Aurora, Ontario, Canada
(hereinafter referred to as “Helix” or the “Company”)

AND:

ACM ALPHA CONSULTING MANAGEMENT EST. having an office at
St. Markusgasse 27 a, FL – 9490 Vaduz
(hereinafter referred to as “ACM”)

WHEREAS Helix previously retained ACM to provide Helix with investor and financial advisory services in Europe, by execution of the Financial and Investor Relations Agreement dated as of January 25, 2010 (hereinafter referred to as the “Original Agreement”);

WHEREAS the Original Agreement was amended and restated (as so amended and restated, the “First Restated Agreement”) pursuant to an Amended and Restated Financial and Investor Relations Agreement effective June 28, 2010;

WHEREAS the First Restated Agreement expired December 31, 2010, and the parties desire that Helix continue to retain ACM to provide Helix with investor and financial advisory services in Europe to December 31, 2011, on the terms and conditions of this Second Amended and Restated Financial and Investor Relations Agreement;

NOW THEREFORE in consideration of the sum of One Dollar now paid by each party to the other, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereby covenant and agree as follows:

Definitions

When used in this agreement the following words and expressions shall have the following meanings:

“U.S. Securities Act”; shall mean the United States Securities Act of 1933, as amended.

“Distribution Compliance Period”; shall mean the period beginning when the Securities were first offered to an ACM Contacted Investor or the date of the closing of the final Placement, whichever is later, and ending forty (40) days after such date.

“Distributor”; shall mean any underwriter, dealer (as defined under Section 2(a)(12) of the U.S. Securities Act), or other person who participates, pursuant to a contractual arrangement, in the distribution of the Securities offered or sold in reliance on Regulation S.

“Initial Cash Payment”; shall mean the initial or first funds paid to Helix by a Strategic Partner on the closing of a Transaction and provided that the Initial Cash Payment is:
i) a purchase of Helix treasury shares by way of private placement; and / or
ii) an up-front cash payment to Helix.

“Investor”; shall mean an ACM Contacted Investor who is not a resident of Canada or the United States who purchases Helix treasury shares by way of a private placement.

“Strategic Partner”; shall mean a corporate entity involved in the pharmaceutical industry who completes a Transaction with Helix.

“Regulation S”; shall mean Regulation S promulgated pursuant to the U.S. Securities Act.

“Transaction”; shall mean an agreement made between Helix and the Strategic Partner for the development of a therapeutic whether by way of a joint venture, license agreement, development agreement or other such arrangement, which may involve an Initial Cash Payment.

1.	Engagement

1.1

Helix hereby retains ACM to provide the Company, on a non-exclusive basis, with investor relations and financial advisory services on the terms and conditions of this Agreement, and ACM hereby agrees to provide Helix with such services.

2.	Investor Relations Services

2.1	Helix hereby appoints ACM and its agents to act as the Company's non-exclusive advisor and to provide the following services:

(a)	identifying potential business opportunities, collaborators and Strategic Partners in Europe and assisting Helix as required in completing any resulting business arrangement;

(b)	providing general business advice pertaining to Helix’s business in Europe as may be requested by Helix from time to time;

(c)	advising Helix with respect to all aspects of its European investor relations program and acting as liaison between Helix and its European shareholders;

(d)

based upon information provided by or created in conjunction with Helix, making necessary presentations to Helix’s European shareholders and to potential investors in order to inform them with respect to the affairs of the Company;

(e)

maintaining timely personal contact with Helix’s European shareholders to assure their awareness of the Company's performance, including the forwarding of any written information authorized for distribution by Helix and/or press releases provided by Helix; and

(f)	performing such other tasks as may reasonably be required by management of Helix in support of the activities outlined above.

(collectively referred to as the “Investor Relations Services”)

2.2	As compensation for the Investor Relations Services, Helix shall pay ACM a monthly retainer of CHF 30,000.

3.	Financial Advisory Services

3.1

Helix hereby engages ACM to find and introduce to Helix potential Investors, not residents of Canada or the United States, in respect of private placements (“Placements”) of Helix treasury shares (“Securities”). ACM will only find and introduce to Helix Investors who fit within the definition of an “accredited investor”, as set out in Schedule “A” attached.

3.2

ACM will provide Helix with the names and contact information of any potential Investors. Helix will then advise ACM whether the potential Investor has already been introduced to Helix, or whether such potential Investor may be an “ACM Contacted Investor” for purposes of this Agreement.

3.3

Should an ACM Contacted Investor successfully complete a Placement with Helix within six months of such investor being disclosed to Helix by ACM, then ACM shall have earned and be entitled to a fee equal to 12.5% of the funds raised. Such fee shall be payable to ACM within 10 business days following the closing of the Placement, and the receipt by Helix of the gross proceeds of the Placement.

3.4

ACM acknowledges that this Agreement and any fee ultimately payable to ACM as a result of a Placement may be subject to approval of such regulatory authorities as may have jurisdiction over Helix and the Placements, including but not limited to The Toronto Stock Exchange (“TSX”), NYSE Amex and the Securities and Exchange Commission of the United States.

3.5	The terms and conditions of the Placements and the acceptance thereof will be in the sole and exclusive discretion of Helix.

3.6

ACM will only contact ACM Contacted Investors for purposes of this Agreement, and will only provide and disclose to ACM Contacted Investors, information which has been approved by Helix and ACM will ensure that any ACM Contacted Investor is provided with any new or updated information provided to ACM by Helix on a timely basis.

3.7

ACM acknowledges that ACM Contacted Investors are only to be Investors who are not residents of Canada or the United States and who are purchasing for their own account and not for the benefit of any resident of Canada or of the United States. Accordingly:

(a)	ACM will only contact ACM Contacted Investors who it reasonably believes to be resident of a country other than Canada or the United States who are purchasing for their own account;

(b)

If an ACM Contacted Investor provides a signed subscription agreement to Helix, ACM will, at the request of Helix, provide Helix with its certificate that the subscriber (or the beneficial purchaser, if the subscriber is a bank, trust company, brokerage firm, or other person acting as agent for a beneficial purchaser) is neither directly nor indirectly a resident or citizen of or incorporated in Canada or the United States and is not subscribing on behalf of any resident or citizen or corporation of Canada or of the United States

(c)

All offers and sales of the Securities prior to the expiration of the Distribution Compliance Period, shall be made: only in accordance with the provisions of Rule 903 of Regulation S; or pursuant to registration of the Securities under the U.S. Securities Act;

(d)

Any offer or sale of the Securities by ACM, if made prior to the expiration of a Distribution Compliance Period, may not be made to a U.S. person (as that term is defined under Regulation S) or for the account or benefit of a U.S. person (other than a Distributor); and

(e)

If ACM sells any of the Securities to a dealer (as defined under Section 2(a)(12) of the U.S. Securities Act) or other person receiving a fee in respect of the Securities sold, prior to the end of the Distribution Compliance Period, ACM shall send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to ACM.

3.8

ACM agrees that at all times in its dealings with ACM Contacted Investors, and otherwise in connection with Helix, it will not offer any securities or take any other action which would result in either ACM or Helix being required to file or deliver a prospectus or any other form of offering document under any applicable law, and it will comply with all applicable laws and regulatory policies, including without limitation, securities laws and policies and all applicable rules, regulations and policies of the TSX and any other stock exchange on which the shares of Helix are or may hereafter be listed. Without limiting the generality of the foregoing, ACM will not make any written or oral representations to any ACM Contacted Investor:

(a)	that any person will resell or repurchase the Securities;

(b)	that any person will refund, or provide a guarantee against loss of, the purchase price or value of the Securities;

(c)	as to the future price or value of any of the Securities; or

(d)	that the Securities will be listed and posted for trading on a stock exchange or that application has been or will be made to list and post the Securities for trading on a stock exchange.

4.	Strategic Partner Advisory Services

4.1

Helix hereby engages ACM to find and introduce to Helix potential strategic partners, (“Strategic Partners”) in respect of a Transaction related to one or more of Helix’s therapeutics under development.

4.2

During the term of this Agreement ACM will provide Helix with the names and contact information of any potential Strategic Partners. Helix will then advise ACM in writing whether such potential Strategic Partner may be an “ACM Strategic Partner” for purposes of this Agreement.

4.3

Should an ACM Strategic Partner successfully complete a Transaction with Helix during the term of this Agreement or within six months after the termination of this Agreement, then ACM shall have earned and be entitled to a fee equal to;

(a)	10% of the Initial Cash Payment in Helix treasury shares by way of private placement; or

(b)	10% of the Initial Cash Payment made as an up-front payment up to a maximum fee of Cdn$1,000,000.

It is agreed that the fee shall only apply to the Initial Cash Payment associated with the Transaction and there shall be no fees paid or accruing due with respect to any subsequent payments including, but not limited to, co-development proceeds, milestone payments, or royalties associated with the Transaction. Such fee shall be payable to ACM within 10 business days following the closing of the Transaction, and the receipt by Helix of the Initial Cash Payment.

4.4

ACM acknowledges that this Agreement and any fee ultimately payable to ACM as a result of a Transaction may be subject to approval of such regulatory authorities as may have jurisdiction over Helix and the Transaction, including but not limited to the TSX, NYSE Amex and the Securities and Exchange Commission of the United States.

4.5	The terms and conditions of the Transaction and the acceptance and completion thereof will be in the sole and exclusive discretion of Helix.

4.6

ACM will only contact ACM Strategic Partners for purposes of this Agreement, and will only provide and disclose to ACM Strategic Partners, information which has been approved by Helix and ACM will ensure that any ACM Strategic Partners is provided with any new or updated information provided to ACM by Helix on a timely basis.

5.	Confidential Information

5.1

ACM may have access to information belonging to Helix that is confidential and proprietary in nature. ACM agrees that all such information will be kept in confidence and will be dealt with only in accordance with the Confidentiality Agreement dated as of July 1, 2009 between Helix and ACM. ACM further acknowledges and agrees that nothing in this Agreement or such Confidentiality Agreement permits ACM to disclose any of such confidential information to any Investor, which disclosure is strictly prohibited.

5.2

It is mutually agreed and understood that Helix will be responsible for all information, statements, and representations made and for any descriptive information regarding Helix prepared and contained in any information provided by Helix to ACM.

5.3

Notwithstanding anything to the contrary contained in this Agreement, ACM shall not disseminate any written or printed material on behalf of Helix nor undertake any advertising on behalf of Helix without obtaining Helix’s prior approval thereto.

6.	Representations and Warranties

6.1

Helix represents and warrants to ACM that it is a corporation duly organized, validly existing and in good standing under the laws of Canada, that it has the corporate power to execute, deliver and perform its obligations under this Agreement, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. ACM represents and warrants to Helix that it is a corporation duly organized, validly existing and in good standing under the laws of Liechtenstein, that it has the corporate power to execute, deliver and perform its obligations under this Agreement, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

6.2

ACM further represents and warrants to Helix that (i) ACM, its directors, officers, employees, agents, consultants and partners, if any, have been and will continue to be duly licensed, registered, or otherwise officially recognized or approved as required by applicable law in all jurisdictions where ACM does or intends to do business, including all jurisdictions in which ACM may contact Investors, such that ACM may lawfully carry out the transactions contemplated by this Agreement; and (ii) neither the entering into of this Agreement or the transactions contemplated hereby will violate any law applicable to ACM nor constitute a violation of, or, with or without notice or lapse of time or both, a default under, or conflict with, any other agreement, document or instrument to which ACM is a party or by which ACM or any of ACM’s property may be bound.

7.	General

7.1

ACM shall not, and shall cause its directors, officers, employees, agents, consultants and partners (if any) to not, directly or indirectly, buy, sell, borrow, pledge, or otherwise trade in any securities of Helix commencing from the date hereof until the expiry of 48 hours after Helix issues a news release disclosing the last of any Placement, or the closing of the last Transaction, in respect of which ACM is entitled to receive a fee pursuant to this Agreement.

7.2	This Agreement and the services provided by ACM in connection with the transactions contemplated herein shall be governed by and construed in accordance with the laws of the Province of Ontario.

7.3	In performing services pursuant to this Agreement, ACM is not authorized to contract on behalf of Helix or otherwise directly or indirectly bind Helix in any way.

THIS SPACE LEFT INTENTIONALLY BLANK

7.4

This Agreement shall terminate on December 31, 2011. Notwithstanding the foregoing, either party may terminate this Agreement upon 30 days’ written notice to the other. Any fees which have been earned but have not been paid prior to termination shall remain payable. Section 5 of this Agreement shall survive termination of this Agreement.

Executed as of the day and year first set forth above.

HELIX BIOPHARMA CORP.

Per:	/s/ Donald H. Segal
Donald H. Segal, Chairman and CEO

Per:	/s/ John Docherty
John Docherty, President and COO

ACM ALPHA CONSULTING MANAGEMENT EST.

Per:	/s/ Andreas Kandziora
Andreas Kandziora, President

SCHEDULE “A” TO
SECOND AMENDED AND RESTATED
FINANCIAL AND INVESTOR RELATIONS AGREEMENT BETWEEN HELIX BIOPHARMA CORP. AND ACM ALPHA CONSULTING MANAGEMENT EST.
DATED JANUARY __, 2011

Definitions

For purposes of this Schedule “A”, the following definitions shall apply:

person — means (i) an individual, (ii) a corporation, (iii) a partnership, trust, fund and an association, syndicate, organization, or other organized group of persons, whether incorporated or not, and (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator, or other legal representative.

spouse — means an individual who is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual, or who is living with another individual in a marriage-like relationship.

Accredited Investor

An “accredited investor" means a person who is:

1. An individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets (being cash, securities, or a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of any Canadian securities legislation) having an aggregate realizable value that before taxes, but net of any related liabilities (being liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or liabilities that are secured by financial assets) exceeds $1,000,000;

2. An individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

3. An individual who, either alone or with a spouse, has net assets of at least $5,000,000;

4. A person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements, but has not been created or used solely to purchase or hold securities as such an accredited investor; or

5. A person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are described in paragraphs 1, 2, 3 or 4 above.

[END OF SCHEDULE “A”]